Exhibit 4.3

HISTOGENICS CORPORATION

SECOND AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

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10. Miscellaneous	18

10.1 Term	18
10.2 Stock Split	18
10.3 Ownership	18
10.4 Dispute Resolution	18
10.5 Notices	18
10.6 Entire Agreement	19
10.7 Delays or Omissions	19
10.8 Amendment; Waiver and Termination	19
10.9 Assignment of Rights	20
10.10 Severability	20
10.11 Additional Stockholders	20
10.12 Governing Law	20
10.13 Titles and Subtitles	21
10.14 Counterparts; Facsimile	21
10.15 Aggregation of Stock	21
10.16 Specific Performance	21
10.17 Consent of Spouse	21
10.18 Irrevocable Proxy	21
10.19 Attorneys’ Fees	22

SCHEDULE A	-	INVESTORS

EXHIBIT A	-	CONSENT OF SPOUSE

EXHIBIT b	-	TAKAGI AGREEMENT

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SECOND AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

THIS SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (the “Agreement”) is made as of the 18th day of December 2013 (the “Effective Time”) by and among (i) Histogenics Corporation, a Delaware corporation (the “Company”); (ii) the Key Holders; (iii) the Investors listed on Schedule A (“Investors”); and (iv) any Additional Stockholder (as defined below), who upon acquiring one percent (1%) or more of the Company’s then outstanding Common Stock on a fully diluted basis shall execute and deliver a counterpart signature page to this Agreement, (together with the Key Holders, the Investors and the Additional Stockholders, the “Stockholders”).

RECITALS

WHEREAS, certain of the Investors purchased at an Initial Closing (as defined in that certain Series A Preferred Stock Purchase Agreement dated as of July 20, 2012 by and among the Investors and the Company (the “Original Purchase Agreement”)) shares of the Company’s Series A Preferred Stock, $0.001 par value (“Series A Preferred Stock”);

WHEREAS, certain of the Stockholders (the “Existing Stockholders”) entered into that certain Amended and Restated Stockholders’ Agreement dated as of July 20, 2012 among the Company and such Existing Stockholders (the “Prior Agreement”);

WHEREAS, the Company and certain of the Investors (the “2011 Investors”) previously entered into that certain Stockholders’ Agreement dated as of May 13, 2011 among the Company and such 2011 Investors (the “2011 Agreement”);

WHEREAS, pursuant to Section 10.8 of the Prior Agreement, the Prior Agreement may be amended, and any provision therein waived, with the consent of the Company and the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a separate series (the “Requisite Holders”);

WHEREAS, the undersigned, constituting the Requisite Holders, desire to terminate the Prior Agreement and to accept the rights created pursuant hereto in lieu of the rights granted to them under the Prior Agreement; and

WHEREAS, certain Investors are parties to that certain Amended and Restated Series A and A-1 Preferred Stock Purchase Agreement of even date herewith by and among the Company and certain of the Investors (the “Purchase Agreement”), which provides that as a condition to the Second Closing and Third Closing (as defined in the Purchase Agreement) for the sale and issuance to the Purchasers of shares of the Company’s Series A-1 Preferred Stock, $0.001 par value (“Series A-1 Preferred Stock”), this Agreement must be executed and delivered by such Investors and the Company.

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NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Stockholders hereby agree that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement, and the parties hereto further agree as follows:

1. Definitions.

“Affiliate” or “Affiliated” means, with respect to any specified Stockholder, any other Person who or which, directly or indirectly, controls, is controlled by or is under common control with such Stockholder, including without limitation any partner, member, officer, director or employee of such Stockholder, and any venture capital or private equity fund now or hereafter existing which is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Stockholder. Notwithstanding the foregoing, any Person constituting a portfolio investment of any of the Stockholders that are venture capital investors shall not be considered an Affiliate of such Stockholder solely as a result of such relationship.

“BEA Warrants” means the warrants to purchase shares of Common Stock issued pursuant to that certain First Amendment dated July 19, 2012 by and between the Company and Boston Equity Advisors., LLC amending the agreement dated June 6, 2011 between such parties (the “BEA Agreement”).

“Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Stockholder, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by a Stockholder (or any other calculation based thereon), all shares of Preferred Stock shall be deemed to have been converted into Common Stock at the then applicable conversion ratio.

“Certificate of Incorporation” means the Company’s Fifth Amended and Restated Certificate of Incorporation, as it may be amended or restated from time to time.

“Common Stock” means shares of Common Stock of the Company, $0.001 par value per share.

“Investor Notice” means written notice from a Series A Holder notifying the selling Key Holders that the Series A Holder intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Transfer.

“Key Holders” means Peter Greenleaf, Kevin McArdle, Peter Hamilton, Patrick O’Donnell and any Additional Stockholder.

“Person” means an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.

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“Preferred Stock” means, collectively, all shares of Series A Preferred Stock and Series A-1 Preferred Stock.

“2011 Investors” means those parties to the agreement that are indicated as such on Schedule A hereto.

“Prochon Holdings BV Note” means that certain promissory note dated May 13, 2011 in the principal amount of $750,000 issued by the Company to Prochon Holdings BV.

“Proposed Transfer” means any assignment, transfer, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Key Holders.

“Proposed Transfer Notice” means written notice from a Key Holder setting forth the terms and conditions of a Proposed Transfer.

“Prospective Transferee” means any person to whom a Key Holder proposes to make a Proposed Transfer.

“Qualified IPO” means the Company’s initial underwritten public offering of its Common Stock at a public offering price of not less than $3.00 (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) and for total gross proceeds of at least $30,000,000.

“Required Holders” has the meaning ascribed to it in the Certificate of Incorporation.

“Right of Co-Sale” means the right, but not an obligation, of a Series A Holder to participate in a Proposed Transfer on the terms and conditions specified in the Proposed Transfer Notice.

“Right of First Refusal” means the right, but not an obligation, of each Series A Holder, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

“Series A Holder” means each of the individuals holding any shares of the Company’s Series A Preferred Stock and Series A-1 Preferred Stock, and collectively (“Series A Holders”).

“Series A Preferred Stock” means all shares of the Company’s Series A Preferred Stock, par value $0.001 per share.

“Series A-1 Preferred Stock” means all shares of the Company’s Series A-1 Preferred Stock, par value $0.001 per share.

“Shares” means and includes any securities of the Company the holders of which are entitled to vote for members of the Company’s Board of Directors, including without limitation, all shares of Common Stock, Series A Preferred Stock and Series A-1 Preferred Stock, by whatever name called, now owned or subsequently acquired by a Stockholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

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“Takagi” means Purpose Co., Ltd., f/k/a Takagi Sangyo Co. Ltd., and also f/k/a Takagi Industrial Co., Ltd., a Japanese corporation.

“Takagi Agreement” means that certain agreement, by and between the Company and Takagi dated as of June 25, 2012.

“Transfer Stock” means shares of Capital Stock owned by a Key Holder.

“Yayon Agreement” means that certain (i) Settlement and Waiver Agreement by and between the Company, ProChon Holdings BV, and Prof. Avner Yayon dated as of February 15, 2011, (ii) Agreement by and between ProChon and Musculoskeletal Transplant Foundation, Inc. dated as of May 5, 2011 and (iii) an escrow agreement contemplated to be entered into pursuant to the agreements listed in (i) and (ii) of this definition by and between ProChon, Prof. Avner Yayon and an escrow agent.

2. Agreement Among the Company and the Stockholders.

2.1 Right of First Refusal.

(a) Grant. Subject to the terms of Section 3 below, each Key Holder hereby unconditionally and irrevocably grants to the Series A Holders a Right of First Refusal to purchase all or any portion of Transfer Stock that such Key Holder may propose to transfer in a Proposed Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(b) Notice. Each Key Holder proposing to make a Proposed Transfer must deliver a Proposed Transfer Notice to each Series A Holder and the Company no later than forty-five (45) days prior to the consummation of such Proposed Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Transfer and the identity of the Prospective Transferee. To exercise its Right of First Refusal under this Section 2, a Series A Holder must deliver an Investor Notice to the selling Key Holder and the Company within fifteen (15) days after delivery of the Proposed Transfer Notice. In the event of a conflict between this Agreement and any other agreement that may have been entered into by a Key Holder with the Company that contains a preexisting right of first refusal, the Company and the Key Holder acknowledge and agree that the terms of this Agreement shall control; provided, however, that the other provisions of any such agreements shall remain in full force and effect. If, however, this Agreement shall terminate, the right of first refusal provisions contained in such other agreements shall be in full force and effect in accordance with its terms.

(c) Undersubscription of Transfer Stock. If options to purchase have been exercised by Series A Holders with respect to some but not all of the Transfer Stock by the end of the fifteen (15)-day period specified in Section 2.1(b) (the “Notice Period”), then the selling Key Holder shall, immediately after the expiration of the Notice Period, send written notice (the “Undersubscription Notice”) to the Company and those Series A Holders who fully

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exercised their Right of First Refusal within the Notice Period (the “Exercising Holders”). Each Exercising Holder shall, subject to the provisions of this Section 2.2(c), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice. To exercise such option, an Exercising Holder must deliver an Investor Notice to the selling Key Holder within ten (10) days after the expiration of the Notice Period. In the event that, at any time, there are two (2) or more Series A Holders that choose to exercise the Right of First Refusal for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Section 2.2 shall be allocated to such Series A Holders pro rata based on the number of shares of Transfer Stock such Series A Holders have elected to purchase pursuant to the Right of First Refusal (without giving effect to any shares of Transfer Stock that any such Series A Holder has elected to purchase pursuant to the Undersubscription Notice). The selling Key Holder shall immediately notify all of the Exercising Holders of the number of remaining shares that the Exercising Holders elect to purchase pursuant to the Undersubscription Notice.

(d) Consideration; Closing. If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Company’s Board of Directors (the “Board”) and as set forth in the Notice. Any Series A Holder may for any reason elect not to pay for the Transfer Stock in the same form of non-cash consideration, and instead such Series A Holder may pay the cash value equivalent thereof, as determined in good faith by the Board and as set forth in the Notice. The closing of the purchase of Transfer Stock by the Series A Holders shall take place, and all payments from the Series A Holders shall be delivered to the selling Key Holder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Transfer and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

2.2 Right of Co-Sale.

(a) Exercise of Right. If any Transfer Stock subject to a Proposed Transfer is not purchased pursuant to Section 2.1 above and thereafter is to be sold to a Prospective Transferee, each Series A Holder may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Transfer as set forth in Section 2.2(b) below and otherwise on the same terms and conditions specified in the Proposed Transfer Notice (provided that if a Series A Holder wishes to sell Preferred Stock, the price set forth in the Proposed Transfer Notice shall be appropriately adjusted based on the conversion ratio of the Preferred Stock into Common Stock). Each Series A Holder who desires to exercise its Right of Co-Sale must give the selling Key Holder written notice to that effect within fifteen (15) days after the deadline for delivery of the Investor Notice described above, and upon giving such notice such Series A Holder shall be deemed to have effectively exercised the Right of Co-Sale.

(b) Shares Includable. Each Series A Holder who timely exercises such Series A Holder’s Right of Co-Sale by delivering the written notice provided for above in Section 2.2(a) may include in the Proposed Transfer all or any part of such Series A Holder’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Transfer (excluding shares purchased by the Series A

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Holders pursuant to the Right of First Refusal) by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Series A Holder immediately before consummation of the Proposed Transfer (including any shares that such Series A Holder has agreed to purchase pursuant to the Right of First Refusal) and the denominator of which is the total number of shares of Capital Stock owned, in the aggregate, by all Series A Holders immediately prior to the consummation of the Proposed Transfer. To the extent one or more of the Series A Holders exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that the selling Key Holder may sell in the Proposed Transfer shall be correspondingly reduced.

(c) Delivery of Certificates. Each Series A Holder shall effect its participation in the Proposed Transfer by delivering to the selling Key Holder, no later than fifteen (15) days after such Series A Holder’s exercise of the Right of Co-Sale, one or more stock certificates, properly endorsed for transfer to the Prospective Transferee, representing:

(i) the number of shares of Common Stock that such Series A Holder elects to include in the Proposed Transfer; or

(ii) the number of shares of Preferred Stock that is at such time convertible into the number of shares of Common Stock that such Series A Holder elects to include in the Proposed Transfer; provided, however, that if the Prospective Transferee objects to the delivery of convertible Preferred Stock in lieu of Common Stock, such Series A Holder shall first convert the Preferred Stock into Common Stock and deliver Common Stock as provided above. The Company agrees to make any such conversion concurrent with and contingent upon the actual transfer of such shares to the Prospective Transferee.

(d) Purchase Agreement. The parties hereby agree that the terms and conditions of any sale pursuant to this Section 2.2 will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction and the parties further covenant and agree to enter into such an agreement as a condition precedent to any sale or other transfer pursuant to this Section 2.2.

(e) Deliveries. Each stock certificate a Series A Holder delivers to the selling Key Holder pursuant to Section 2.2(c) above will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice and the purchase and sale agreement, and the selling Key Holder shall concurrently therewith remit or direct payment to each Series A Holder the portion of the sale proceeds to which such Series A Holder is entitled by reason of its participation in such sale. If any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from any Series A Holder exercising its Right of Co-Sale hereunder, no Key Holder may sell any Transfer Stock to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such Key Holder purchases all securities subject to the Right of Co-Sale from such Series A Holder on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice.

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(f) Additional Compliance. If any Proposed Transfer is not consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Series A Holders, the Key Holder proposing the Proposed Transfer may not sell any Transfer Stock unless it complies in full again with each provision of this Section 2. The exercise or election not to exercise any right by any Series A Holder hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Section 2.2.

(g) Different Securities. With respect to a Series A Holder’s Right of Co-Sale, if a Series A Holder holds shares of a different series, class or type of Capital Stock than the Transfer Stock or if the selling Key Holder holds shares of Capital Stock subject to forfeiture or repurchase, such Series A Holder, the selling Key Holder and the Prospective Transferee shall negotiate appropriate valuation adjustments with respect to such shares so that the proposed consideration for the Transfer Stock is equitably allocated so that such Series A Holder and the selling Key Holder each receives fair value for its shares. If the parties are not able to agree on an appropriate valuation, then the Board shall in good faith determine the fair value. A Series A Holder shall be required to exercise any warrants or options prior to their inclusion in any Proposed Transfer.

2.3 Effect of Failure to Comply.

(a) Transfer Void; Equitable Relief. Any Proposed Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(b) Violation of First Refusal Right. If any Key Holder becomes obligated to sell any Transfer Stock to any Series A Holder under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, such Series A Holder may, at its option, in addition to all other remedies it may have, send to such Key Holder the purchase price for such Transfer Stock as is herein specified and transfer to the name of such Series A Holder (or request that the Company effect such transfer in the name of a Series A Holder) on the Company’s books the certificate or certificates representing the Transfer Stock to be sold.

(c) Violation of Co-Sale Right. If any Key Holder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Series A Holder who desires to exercise its Right of Co-Sale under Section 2.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Key Holder to purchase from such Series A Holder the type and number of shares of Capital Stock that such Series A Holder would have been entitled to sell to the Prospective Transferee under Section 2.2 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of

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Section 2.2. The sale will be made on the same terms and subject to the same conditions as would have applied had the Key Holder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Series A Holder learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Section 2.2. Such Key Holder shall also reimburse each Series A Holder for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Series A Holder’s rights under Section 2.2.

3. Exempt Transfers.

3.1 Exempted Transfers. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 2.1 and 2.2 shall not apply: (a) in the case of a Key Holder that is an entity, upon a transfer by such Key Holder to its stockholders, members, partners, other equity holders, or to any venture capital fund or private equity fund now or hereafter existing which is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Key Holder, (b) to a repurchase of Transfer Stock from a Key Holder by the Company at a price no greater than that originally paid by such Key Holder for such Transfer Stock pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board, (c) to a pledge of Transfer Stock that creates a mere security interest in the pledged Transfer Stock, provided that the pledgee thereof agrees in writing in advance to be bound by and comply with all applicable provisions of this Agreement to the same extent as if it were the Key Holder making such pledge, (d) in the case of a Key Holder that is a natural person, upon a transfer of Transfer Stock by such Key Holder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Key Holder (or his or her spouse) (all of the foregoing collectively referred to as “family members”), or any other person approved by the Board, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Key Holder or any such family members, (e) pursuant to the terms of the Yayon Agreement, or (f) any transfers pursuant to Section 6 or Section 7; provided that in the case of clause(s) (a), (c), (d) or (e), the Key Holder shall deliver prior written notice to the Series A Holders of such pledge, gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Stockholder (but only with respect to the securities so transferred to the transferee), including the obligations of a Stockholder with respect to Proposed Transfers of such Transfer Stock pursuant to Section 2; and provided, further, in the case of any transfer pursuant to clause (a) or (d) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

3.2 Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Transfer Stock (a) to the public in a Qualified IPO or (b) pursuant to a Deemed Liquidation Event (as defined in the Certificate of Incorporation).

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3.3 Prohibited Transferees. Notwithstanding the foregoing, except in connection with (i) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company; or (ii) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Certificate of Incorporation, no Key Holder shall transfer any Transfer Stock to (a) any entity which, in the determination of the Board, directly or indirectly competes with the Company or (b) any customer, distributor or supplier of the Company, if the Board should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.

4. Bring-Along Right.

4.1 Definitions. A “Sale of the Company” shall mean either: (i) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”); or (ii) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Certificate of Incorporation.

4.2 Actions to be Taken. In the event that the Board and the holders of at least a majority of the outstanding shares of Preferred Stock (the “Selling Stockholders”), voting as a separate class and on an as-converted to Common Stock basis, approve a Sale of the Company in writing and specify that this Section 4 shall apply to such transaction (each an “Approved Transaction”), then subject to Section 6 and Section 7, each Key Holder and each Series A Holder hereby agrees:

(a) if such Approved Transaction requires stockholder approval, with respect to all Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of, and adopt, such Approved Transaction and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Approved Transaction;

(b) if such Approved Transaction is a Stock Sale, to sell the same proportion of shares of Capital Stock beneficially held by such Stockholder as is being sold by the Selling Stockholders to the Person to whom the Selling Stockholders propose to sell their Shares, and, except as permitted in Section 4.3 below, on the same terms and conditions as the Selling Stockholders;

(c) to execute and deliver all related documentation and take such other action in support of the Approved Transaction as shall reasonably be requested by the Company or the Selling Stockholders in order to carry out the terms and provision of this Section 4, including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents; provided, however, no Stockholder shall be required to execute or deliver any agreements, instruments and documents that are substantially different from the agreements, instruments and documents executed and delivered by the Selling Stockholders or the other Stockholders;

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(d) not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares owned by such party or Affiliate in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by the acquirer in connection with the Sale of the Company; and

(e) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Approved Transaction.

4.3 Exceptions. Notwithstanding the foregoing, a Stockholder will not be required to comply with Subsection 4.2 above in connection with any proposed Approved Transaction (the “Proposed Transaction”) unless:

(a) the liability for indemnification, if any, of such Stockholder in the Proposed Transaction and for the inaccuracy of any representations and warranties made by the Company or its Stockholders in connection with such Proposed Transaction, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Stockholder of any of identical representations, warranties and covenants provided by all Stockholders), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Stockholder in connection with such Proposed Transaction; and

(b) upon the consummation of the Proposed Transaction and subject to Section 6 and Section 7, (i) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (ii) each holder of a series of preferred stock will receive the same amount of consideration per share of such series of preferred stock as is received by other holders in respect of their shares of such same series, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (iv) unless the Required Holders elect to receive a lesser amount by written notice given to the Company at least ten (10) days prior to the effective date of any such Proposed Transaction, the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of the Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Transaction is a Deemed Liquidation Event) in accordance with the Takagi Agreement and Section 6 and Section 7 hereof and the Certificate of Incorporation in effect immediately prior to the Proposed Transaction; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for the Transfer Stock pursuant to this Subsection 4.3(b) includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an

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offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act of 1933, as amended, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Transfer Stock, as applicable, which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Company) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Transfer Stock, as applicable.

4.4 Restrictions on Sales of Control of the Company. No Stockholder shall be a party to any Stock Sale unless all holders of Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Takagi Agreement, Section 6 and the Certificate of Incorporation in effect immediately prior to the Stock Sale (as if such transaction were a Deemed Liquidation Event), unless the Required Holders elect otherwise by written notice given to the Company at least ten (10) days prior to the effective date of any such transaction or series of related transactions, provided that such agreement by the Required Holders may not contravene with Section 6 hereof.

5. Voting Provisions Regarding Board of Directors and Increases of Authorized Shares.

5.1 Size of the Board. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at seven (7) directors.

5.2 Board Composition. Each Stockholder agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board:

(a) At each election of directors in which the holders of the Preferred Stock (the four (4) directors so elected, the “Preferred Directors”), voting as a separate class, are entitled to elect directors of the Company:

(i) one (1) individual designated by Sofinnova Venture Partners VIII, L.P. (“Sofinnova”), which individual shall initially be Garheng Kong, MD., Ph.D., for so long as Sofinnova or its Affiliates continue to own at least 1,000,000 shares of Common Stock of the Company (including shares of Common Stock issued or issuable upon conversion of the Series A Stock), which number is subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like;

(ii) one (1) individual designated by Split Rock Partners II, LP (“Split Rock”), which individual shall initially be Joshua Baltzell, for so long as Split Rock or its Affiliates continue to own at least 1,000,000 shares of Common Stock of the Company (including shares of Common Stock issued or issuable upon conversion of the Series A Stock), which number is subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like;

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(iii) one (1) individual designated by the 2011 Investors, which individual shall initially be Michael Lewis, for so long as the 2011 Investors and their Affiliates continue to own at least 1,000,000 shares of Common Stock of the Company (including shares of Common Stock issued or issuable upon conversion of the Series A Stock), which number is subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like; and

(iv) One (1) individual who is either (i) not employed by, or otherwise Affiliated with, the Company, any subsidiary of the Company, any Stockholder or any Affiliate of any Stockholder who is designated by a majority of the Preferred Directors or (ii) designated by the 2011 Investors, which individual shall initially be Kevin Rakin (the parties acknowledge that Mr. Rakin shall not be excluded from this seat by virtue of his status as a stockholder of the Company); and

(b) At each election of directors in which the holders of Common Stock, voting as a separate class, are entitled to elect directors of the Company, one (1) individual designated by such holders who shall at all times be the Company’s Chief Executive Officer, who initially shall be Peter Greenleaf (the “CEO Director”), provided that if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Company, each of the Stockholders shall promptly vote their respective Shares (i) to remove the former Chief Executive Officer from the Board if such person has not resigned as a member of the Board and (ii) to elect such person’s replacement as Chief Executive Officer of the Company as the new CEO Director;

(c) To the extent that any one of clause (a) or (b) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Certificate of Incorporation.

5.3 Failure to Designate a Board Member. In the absence of any designation from the Person(s) or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

5.4 Removal of Board Members. Each Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Sections 5.2 or 5.3 of this Agreement may be removed from office other than for cause unless (i) such removal is directed or approved by the affirmative vote of the Person or Persons entitled under Section 5.2 to designate that director or (ii) the Person or Persons originally entitled to designate or approve such director pursuant to Section 5.2 is no longer so entitled to designate or approve such director; and

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(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Sections 5.2 or 5.3 shall be filled pursuant to the provisions of this Section 4.

(c) All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

5.5 No Liability for Election of Recommended Directors. No party, nor any Affiliate of any such party, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any party have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

5.6 Board of Directors of Subsidiary. The board of directors of any subsidiary of the Company shall be comprised of the same members as the Board of Directors of the Company.

5.7 Vote to Increase Authorized Common Stock. Each Stockholder agrees to vote or cause to be voted all Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

5.8 Change in Number of Directors. Each party hereby agrees that it will not vote for any amendment or change to the Company’s Certificate of Incorporation or Bylaws providing for the election of more or less than seven (7) directors, or any other amendment or change to the Company’s Certificate of Incorporation or Bylaws inconsistent with the terms of this Agreement.

5.9 Covenants of the Company. The Company agrees to use its best efforts to ensure that the rights granted hereunder are effective and that the parties hereto enjoy the benefits thereof. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided above. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Agreement and in the taking of all such actions as may be necessary, appropriate or reasonably requested by the holders of a majority of the outstanding voting securities held by the parties hereto assuming conversion of all outstanding securities in order to protect the rights of the parties hereunder against impairment.

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6. Distributions to Takagi upon a Sale of the Company or an IPO.

6.1 Sale of the Company. The parties hereto acknowledge the Takagi Agreement, a copy of which is attached to this Agreement as Exhibit B. The parties further acknowledge the rights of Takagi to Consideration (as that term is defined in the Takagi Agreement) in the event of a Sale of the Company. The parties agree that upon a Sale of the Company, the Company shall deduct from the proceeds of such sale that portion of the proceeds that constitutes the Consideration. The Company shall charge the cost of the Consideration to the Stockholders, or their respective successors and assigns, in accordance with the following percentages:

	Following Second Closing	Following Third Closing	IPO Pro Rata
Stockholder	% of Consideration	% of Consideration	Pro Rata % of Shares
Series A Holders, to be allocated among each holder and its respective Affiliates as follows:	4.0625% (52%)	3.9594% (52%)	52%
Sofinnova	1.2393%	1.2059%	15.8376%
Split Rock	0.8262%	0.8039%	10.5584%
ProChon Holdings BV	0.9527%	0.9320%	12.2402%
Altima Global Special Opportunities Master Fund Limited	0.2453%	0.2400%	3.1522%
Boston Millennia Associates II Partnership	0.0007%	0.0007%	0.0095%
Boston Millennia Partners GmbH & Co. KG	0.0210%	0.0204%	0.2683%
Boston Millennia Partners II Limited Partnership	0.1474%	0.1435%	1.8841%
Boston Millennia Partners II-A Limited Partnership	0.0071%	0.0069%	0.0903%
Strategic Advisors Fund Limited Partnership	0.0013%	0.0013%	0.0169%
Inflection Point Ventures II, L.P.	0.0521%	0.0499%	0.6557%
Foundation Medical Partners II, L.P.	0.0380%	0.0292%	0.3841%
Gene McGrevin	0.0649%	0.0635%	0.8343%
FinTech Gimv Fund LP	0.2394%	0.2329%
Ian Rosenberg	0.0290%	0.0281%	0.3695%
Wilmslow Estates Limited	0.0207%	0.0201%	0.2640%
BMV Direct LP	0.1565%	0.1608%	2.1117%
Kevin Rakin	0.0125%	0.0121%	0.1584%

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Kevin L. Rakin Irrevocable Trust	0.0083%	0.0080%	0.1056%
The Common Stockholders, to be allocated among each such holder and its respective Affiliates as follows:	3.7500% (48%)	3.6548% (48%)	48%
ProChon Holdings BV	1.4648%	1.4277%	18.7500%
Altima Global Special Opportunities Master Fund Limited	0.3907%	0.3808%	5.0013%
Boston Millennia Associates II Partnership	0.0022%	0.0022%	0.0285%
Boston Millennia Partners GmbH & Co. KG	0.0626%	0.0610%	0.8015%
Boston Millennia Partners II Limited Partnership	0.4397%	0.4286%	5.6285%
Boston Millennia Partners II-A Limited Partnership	0.0211%	0.0205%	0.2696%
Strategic Advisors Fund Limited Partnership	0.0040%	0.0039%	0.0506%
Inflection Point Ventures II, L.P.	0.0858%	0.0837%	1.0987%
Foundation Medical Partners II, L.P.	0.3553%	0.3463%	4.5475%
Mark Butts*	0.2734%	0.2665%	3.5000%
Oded Ben-Joseph*	0.2734%	0.2665%	3.5000%
Arnold Freedman*	0.2734%	0.2665%	3.5000%
Gene McGrevin	0.1034%	0.1008%	1.3237%

*	These individuals were issued BEA Warrants. Pursuant to the BEA Agreement, such holders will agree to exercise the number of shares necessary to satisfy their obligations under this Agreement immediately prior to an IPO or, in the alternative, assign such number of shares of Common Stock subject to each holders’ BEA Warrant to Takagi as is necessary to satisfy each holders pro-rata obligation to Takagi together with a check payable to Takagi equal to the exercise price for the underlying shares.

6.2 IPO. The parties hereto acknowledge the rights of Takagi to the conversion of the Consideration to Common Stock in the event of an initial public offering (an “IPO”). The parties agree that upon an IPO, the Consideration shall be converted to Common Stock pursuant to the terms of the Takagi Agreement and the Consideration is to be paid by the Stockholders identified in the table in Section 6.1 above. At the time of the IPO, each such Stockholder shall transfer such number of shares of the Company’s Common Stock to Takagi equal to the aggregate number of shares of Common Stock issuable to Takagi pursuant to the Takagi Agreement multiplied by each Stockholder’s pro rata portion of the aggregate percentage set forth next to all of Stockholder’s names in the table in Section 6.1 above for no consideration payable by Takagi.

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7. Prochon Holdings BV Note. The parties hereto agree to the following in connection with the Prochon Holdings BV Note. This Section 7 shall amend, supersede and replace the terms and conditions of the Prochon Holdings BV Note to the extent inconsistent therewith. Notwithstanding anything to the contrary in the Prochon Holdings BV Note, Prochon Holdings BV shall have no recourse against the Company for any obligation in the Prochon Holdings BV Note except as specifically provided in this Section 7. Prochon Holdings BV’s sole recourse with respect to the Prochon Holdings BV Note shall be as set forth in this Section 7. Accordingly, in no event shall the Prochon Holdings BV Note be convertible into equity securities of the Company, and the Company shall have no obligations to make any cash payments with respect to the Prochon Holdings BV Note except as described in this Section 7 and then only to the extent that there are sufficient proceeds to do so. Each 2011 Investor, and only such 2011 Investors, agrees that upon a Sale of the Company with gross proceeds of $750,000 or more, the Company shall deduct from the proceeds from such sale that would be payable to the 2011 Investors, and only such 2011 Investors, pro rata based on their shares of Common Stock (without regard to the conversion of any shares of Preferred Stock), if any, the outstanding principal amount of the Prochon Holdings BV Note and pay such amount in the same form of consideration as paid in the Sale of the Company to Prochon Holdings BV in full satisfaction of the Prochon Holdings BV Note. Notwithstanding anything to the contrary in the Prochon Holdings BV Note, in no other event shall Prochon Holdings BV have any right to any payments on the Prochon Holdings BV Note. The 2011 Investors will indemnify and hold the Company and any other party to this Agreement other than the 2011 Investors harmless from, and will defend the Company and any other party to this Agreement other than the 2011 Investors against, any and all loss, liability, damage, claims, demands or suits and related costs and expenses that arise, directly or indirectly, from the Prochon Holdings BV Note.

8. Legend. Each certificate representing shares of Transfer Stock held by a Key Holder or issued to any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms hereof or issued to any permitted transferee in connection with a transfer permitted by Section 3.1 hereof shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. BY ACCEPTING ANY INTEREST IN SUCH SECURITIES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT SECOND AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER, OWNERSHIP AND VOTING SET FORTH THEREIN. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

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Each Key Holder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 8 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

9. Lock-Up.

9.1 Agreement to Lock-Up. Each Stockholder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement of Form S-1 or Form S-3, and ending on the date specified by the Company and the managing underwriter (such period not to exceed l80 days) after the effective date of the Company’s IPO (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock (whether such shares or any such securities are then owned by the Stockholder or are thereafter acquired) or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 8.1 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, transfers pursuant to Section 6 hereof, or the transfer of any shares to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, and shall be applicable to the Stockholders only if all officers and directors and stockholders individually (together with their Affiliates) owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are subject to the same restrictions. Any release from the lock-up restrictions as described in this Subsection 9.1 will be done pro rata among the Stockholders holding Registrable Securities, so that each such Stockholder of Registrable Securities may sell, transfer or otherwise dispose of an equal percentage of his, her or its shares originally subject to the lock-up restrictions. The underwriters in connection with such registration are intended third party beneficiaries of this Subsection 9.1 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Stockholder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 9.1 or that are necessary to give further effect thereto.

9.2 Stop Transfer Instructions. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the shares of Capital Stock of each Stockholder (and transferees and assignees thereof) until the end of such restricted period.

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10. Miscellaneous.

10.1 Term. This Agreement shall automatically terminate upon the earlier of (a) immediately prior to the consummation of the Qualified IPO (except that Section 8 and Section 9 shall survive for the 180 day period set forth in Section 9.1) and (b) the consummation of a Deemed Liquidation Event (as defined in the Certificate of Incorporation) (except that Section 4 shall survive such Deemed Liquidation Event), provided in each case that the rights of Takagi pursuant to Section 6 hereof and the rights of Prochon Holdings BV pursuant to Section 7 hereof shall be complied with in connection with such IPO or Deemed Liquidation Event.

10.2 Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

10.3 Ownership. Each Key Holder represents and warrants that such Stockholder is the sole legal and beneficial owner of the shares of Transfer Stock subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

10.4 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of California and to the jurisdiction of the United States District Court for the Northern District of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of California or the United States District Court for the Northern District of California, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

10.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given and received: (a) upon personal delivery to the party to be notified, (b) when sent, if sent by confirmed electronic mail or facsimile during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Investors at their address as set forth on Schedule A hereof, as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 10.5. If notice is given to the Company, it shall be sent to Histogenics Corporation, 830 Winter Street, 3rd Floor, Waltham, MA 02451, Attention: Chief Executive Officer; and a copy (which shall not constitute notice) shall also be sent to Gunderson Dettmer et al., LLP, 850 Winter Street, Waltham, Massachusetts 02451, Attention: Marc Dupré. If notice is given to an Investor, it shall be sent to the address of such Investor as set forth on Schedule A hereto; and a copy (which shall not constitute notice) shall also be sent to O’Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, CA 94025, Attention: Brian E. Covotta, Esq.

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10.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing among the parties are expressly canceled. Upon the Effective Time of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

10.7 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.8 Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Section 10.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the Company and the Required Holders; provided that any amendment, modification, termination or waiver of the rights of (i) Sofinnova under Section 5 shall also require the prior written consent of Sofinnova, (ii) Split Rock under Section 5 shall also require the prior written consent of Split Rock; (iii) 2011 Investors under Section 5 shall also require the prior written consent of such 2011 Investors; and (iv) Sofinnova, Split Rock, the 2011 Investors, respectively, set forth in this sentence shall require the prior written consent of Sofinnova, Split Rock, and the 2011 Investors, respectively. Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Stockholders, and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver. Notwithstanding the foregoing, this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Stockholder without the written consent of such Stockholder unless such amendment, modification, termination or waiver applies to all Stockholders in the same fashion. The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

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10.9 Assignment of Rights.

(a) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Any successor or permitted assignee of any Stockholder, including any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms hereof, shall deliver to the Company and the Stockholders, as a condition to any transfer or assignment, a counterpart signature page hereto or instrument of accession pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(c) Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

10.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

10.11 Additional Stockholders. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Series A-1 Preferred Stock after the date hereof, any purchaser of such shares of Series A-1 Preferred Stock shall become a party to this Agreement by executing and delivering an additional counterpart signature page or instrument of accession to this Agreement and thereafter shall be deemed a “Stockholder” and Series A Holder, as applicable for all purposes hereunder. In the event that after the date of this Agreement, the Company issues shares of Capital Stock, or options to purchase Capital Stock, to any Person, which shares or options would collectively constitute with respect to such Person (taking into account all shares of Capital Stock, options and other purchase rights held by such Person) one percent (1%) or more of the Company’s then outstanding Capital Stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted), the Company shall, as a condition to such issuance, cause such Person to execute a counterpart signature page or instrument of accession hereto as a Stockholder, and such Person (an “Additional Stockholder”) shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Stockholder.

10.12 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws.

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10.13 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.14 Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.15 Aggregation of Stock. All shares of Capital Stock held or acquired by Affiliated entities or Persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and the exercise of any such rights may be allocated among such Affiliated entities in such manner as such Affiliated entities may determine in their discretion.

10.16 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each of the parties hereto shall be entitled to specific performance of the agreements and obligations of the other parties hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

10.17 Consent of Spouse. If any individual Stockholder is married on the date of this Agreement, such Stockholder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit A hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Stockholder’s shares of Transfer Stock that do not otherwise exist by operation of law or the agreement of the parties. If any individual Stockholder should marry or remarry subsequent to the date of this Agreement, such Stockholder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

10.18 Irrevocable Proxy. Each party hereby constitutes and appoints the Secretary and the Chief Executive Officer of the Company and a designee of the Investors, and each of them, with full power of substitution, as the proxies of the party with respect to the matters set forth herein, including without limitation, election of persons as members of the Board in accordance with Section 5 of this Agreement and votes regarding any Sale of the Company pursuant to Section 4 of this Agreement, and hereby authorizes each of them to represent and to vote, if and only if the party attempts to vote (whether by proxy, in person or by written consent), or to fail to vote, in a manner which is inconsistent with the terms of this Agreement, all of such party’s shares of the Company’s capital stock in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or approval of any Sale of the Company pursuant to and in accordance with the terms and provisions of Section 4 of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and

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covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and will be irrevocable unless and until this Agreement terminates or expires pursuant to Section 10.1 hereof. Each party hereby revokes any and all previous proxies with respect to the shares of the Company’s capital stock and will not hereafter, unless and until this Agreement terminates or expires pursuant to Section 10.1 hereof, purport to grant any other proxy or power of attorney with respect to any shares of the Company’s capital stock, deposit any such shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of such shares, in each case, with respect to any of the matters set forth herein.

10.19 Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including, without limitation, to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HISTOGENICS CORPORATION

By:	/s/ Peter Greenleaf
Name: Peter Greenleaf
Title: President and Chief Executive Officer
Address: 830 Winter Street, 3rd Floor Waltham, MA 02451

[Histogenics – Signature Page to Second Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KEY HOLDERS: PETER GREENLEAF

/s/ Peter Greenleaf

KEVIN MCARDLE

/s/ Kevin McArdle

PATRICK O’DONNELL

/s/ Patrick O’Donnell

PETER HAMILTON

/s/ Peter Hamilton

[Histogenics – Signature Page to Second Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BEA WARRANT HOLDERS*: *Solely for the obligations set forth in Section 6.1 and Section 6.2 hereof. MARK BUTTS

/s/ Mark Butts

ODED BEN-JOSEPH

/s/ Oded Ben-Joseph

ARNOLD FREEDMAN

/s/ Arnold Freedman

[Histogenics – Signature Page to Second Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS: ALTIMA RESTRUCTURE FUND LIMITED

By:	/s/ Malcolm Goddard
Name: Malcolm Goddard
Title: Authorized Signatory

[Histogenics – Signature Page to Second Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS: SPLIT ROCK PARTNERS II, LP By: Split Rock Partners II Management, LLC, its General Partner

/s/ Steven L.P. Schwen
By: Steven L.P. Schwen
Its: Chief Financial Officer

[Histogenics – Signature Page to Second Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

/s/ Gene McGrevin
Gene McGrevin

[Histogenics – Signature Page to Second Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS: BOSTON MILLENNIA ASSOCIATES II PARTNERSHIP

By:	/s/ Martin J. Hernon
Name:	Martin J. Hernon
Title:	General Partner
Date:

BOSTON MILLENNIA PARTNERS GMBH & CO. KG By: Boston Millennia Verwaltungs GmbH

By:	/s/ Martin J. Hernon
Name:	Martin J. Hernon
Title:	Managing Director
Date:

BOSTON MILLENNIA PARTNERS II LIMITED PARTNERSHIP By: Glen Partners II Limited Partnership

By:	/s/ Martin J. Hernon
Name:	Martin J. Hernon
Title:	General Partner
Date:

BOSTON MILLENNIA PARTNERS II-A LIMITED PARTNERSHIP By: Glen Partners II Limited Partnership

By:	/s/ Martin J. Hernon
Name:	Martin J. Hernon
Title:	General Partner
Date:

STRATEGIC ADVISORS FUND LIMITED PARTNERSHIP By: Glen Partners II Limited Partnership

By:	/s/ Martin J. Hernon
Name:	Martin J. Hernon
Title:	General Partner
Date:

[Histogenics – Signature Page to Second Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS: FOUNDATION MEDICAL PARTNERS II, L.P. By: Foundation Medical Managers II, LLC, its general partner

By:	/s/ Lee Wrubel
Name:	Lee Wrubel
Title:	General Partner

[Histogenics – Signature Page to Second Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS: FINTECH GIMV FUND LP By: FGF (GP) Management Limited Its General Partner

By:	/s/ Angela Keeney
Name:	Angela Keeney
Title:	Director

[Histogenics – Signature Page to Second Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS: IAN ROSENBERG

/s/ Ian Rosenberg
Ian Rosenberg

[Histogenics – Signature Page to Second Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS: KEVIN L. RAKIN IRREVOCABLE TRUST

By:	/s/ Lloyd Hoffman
Name:	Lloyd Hoffman
Title:	Trustee

[Histogenics – Signature Page to Second Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS: KEVIN RAKIN

/s/ Kevin Rakin
Kevin Rakin

[Histogenics – Signature Page to Second Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS: BMV DIRECT LP

/s/ Greg Lubushkin
By:	Greg Lubushkin
Title:	Chief Financial Officer

[Histogenics – Signature Page to Second Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS: WILMSLOW ESTATES LIMITED

/s/ Ian Crosby /s/ Ian Ferguson
By: Chaumont (Directors) Limited

Name:
Title:	Directors: Wilmslow Estates Limited

[Histogenics – Signature Page to Second Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS: SOFINNOVA VENTURE PARTNERS VIII, L.P. By: Sofinnova Management VIII, L.L.C. Its General Partner

By:	/s/ Garheng Kong

Partner Name: Garheng Kong Managing Member

Address: 2800 Sand Hill Road, Suite 150 Menlo Park, CA 94025

[Histogenics – Signature Page to Second Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS: PROCHON HOLDINGS BV

By:	/s/ Ian Crosby /s/ Ian Ferguson
Chaumont (Directors) Limited
Directors: Prochon Holding BV

[Histogenics – Signature Page to Second Amended and Restated Stockholders’ Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS: INFLECTION POINT VENTURES II, L.P. By: Inflection Point SBIC Associates LLC, its general partner

By:	/s/ Michael E. A. O’Malley
Managing Director

[Histogenics – Signature Page to Second Amended and Restated Stockholders’ Agreement]

SCHEDULE A

INVESTORS

NAME/ADDRESS	INITIAL CLOSING		SECOND CLOSING		THIRD CLOSING
	Shares of Series A Preferred Stock	Number of Shares of Common Stock underlying Warrants	Shares of Series A-1 Preferred Stock	Purchaser Holdback Shares	Shares of Series A-1 Preferred Stock
Sofinnova Venture Partners VIII, L.P. 2800 Sand Hill Road, Suite 150 Menlo Park, CA 94025	8,750,000	157,413	3,125,000	636,314	3,125,000
Split Rock Partners II, LP 10400 Viking Drive, Suite 550 Minneapolis, MN 55344	5,833,333	104,942	2,083,334	424,192	2,083,333
FinTech Gimv Fund LP c/o FGT (GP) Management Limited La Motte Chambers St. Helier, Jersey Channel Islands JE1 1BJ	1,690,171	30,406	603,633	122,932	603,632
BMV Direct LP 17190 Bernardo Center Drive San Diego, CA 92128 Attn: Corp Legal	1,000,000	20,988	500,000	72,704	500,000
Boston Millennia Partners II Limited Partnership* 30 Rowes Wharf Boston, MA 02110	1,040,949	18,727	371,768	300,851	371,768
Boston Millennia Partners II-A Limited Partnership* 30 Rowes Wharf Boston, MA 02110	49,864	897	17,809	14,438	17,808
Boston Millennia Partners GmbH & Co. KG* 30 Rowes Wharf Boston, MA 02110	148,232	2,667	52,940	42,855	52,940
Boston Millennia Associates II Partnership* 30 Rowes Wharf Boston, MA 02110	5,265	168	1,881	1,484	1,880
Strategic Advisors Fund Limited Partnership* 30 Rowes Wharf Boston, MA 02110	9,360	95	3,343	2,713	3,343

Schedule A-1

NAME/ADDRESS	INITIAL CLOSING		SECOND CLOSING		THIRD CLOSING
	Shares of Series A Preferred Stock	Number of Shares of Common Stock underlying Warrants	Shares of Series A-1 Preferred Stock	Purchaser Holdback Shares	Shares of Series A-1 Preferred Stock
ProChon Holdings BV* Stonehage SA Rue du Puit-Godet 12, PO Box 126 2005 Neuchatel 5 Switzerland	6,663,563	121,658	2,464,643	1,234,586	2,464,642
Altima Global Special Opportunities Master Fund Limited* (Altima Restructure Fund Limited purchased Series A-1 Preferred Stock as the successor entity to Altima Global Special Opportunities Master Fund Limited) Altima Partners LLP 11 Slingsby Place, 2nd Floor St. Martin’s Courtyard London, UK WC2E 9AB	1,715,453	31,331	635,027	324,813	635,026
Foundation Medical Partners II, L.P.* 105 Rowayton Avenue Rowayton, CT 06853	363,800	3,818	0	0
Inflection Point Ventures II, L.P.* 30 Washington Street Wellesley, MA 02481	376,877	6,517	122,084	71,322	122,083
Gene McGrevin* 10697 Bell Road Duluth, GA 30097	454,053	8,293	168,081	85,964	168,081
Wilmslow Estates Limited c/o Stonehage Group 2 The Forum Grenville Street St Helier Jersey JE1 4HH	146,296	2,624	51,852	10,650	51,852
Ian Rosenberg 4712 Spyglass Drive Dallas, Texas 75287	204,815	3,673	72,593	14,899	72,592
Kevin L. Rakin Irrecvocable Trust 14 Side Hill Road Westport, CT 06880	60,000	0	20,000	4,362	20,000
Kevin Rakin 14 Side Hill Road Westport, CT 06880	150,000	2,624	30,000	6,543	30,000

*	2011 Investor

Schedule A-1

EXHIBIT A

CONSENT OF SPOUSE

I, [                                ], spouse of [                    ], acknowledge that I have read the Second Amended and Restated Stockholders’ Agreement, dated as of December 18, 2013, to which this Consent is attached as Exhibit A (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding certain rights to certain other holders of Capital Stock of the Company upon a Proposed Transfer of shares of Transfer Stock of the Company which my spouse may own including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of Transfer Stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of Transfer Stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated as of the [__] day of [                    ,             ].

Signature

Print Name

Exhibit A-1

EXHIBIT B

TAKAGI AGREEMENT

(Filed as Exhibit 10.20)

Exhibit B-1